Filed pursuant to Rule 433

Registration File No. 333-284903

Issuer Free Writing Prospectus dated May 6, 2025

Relating to Preliminary Prospectus Supplement dated May 6, 2025

FINAL TERM SHEET

May 6, 2025

Cummins Inc.

$300,000,000 4.250% Senior Notes due 2028

$700,000,000 4.700% Senior Notes due 2031

$1,000,000,000 5.300% Senior Notes due 2035

The information in this final term sheet supplements Cummins Inc.’s preliminary prospectus supplement, dated May 6, 2025 (the “Preliminary Prospectus Supplement”), and the accompanying prospectus, dated February 13, 2025 and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Terms used, but not defined, in this final term sheet have the respective meanings set forth in the Preliminary Prospectus Supplement.

Issuer	Cummins Inc.
Expected Ratings
(Moody’s / S&P)*	A2 / A
Offering Format	SEC Registered (File No. 333-284903)
Trade Date	May 6, 2025
Settlement Date**	May 9, 2025 (T+3)

4.250% Senior Notes due 2028

Principal Amount	$300,000,000
Maturity Date	May 9, 2028
Benchmark Treasury	3.750% due April 15, 2028
Benchmark Treasury Price / Yield	99-29 ¾/ 3.775%
Spread to Benchmark Treasury	50 bps
Yield to Maturity	4.275%
Coupon	4.250%

Price to Public	99.930% of principal amount, plus accrued interest, if any, from May 9, 2025
Interest Payment Dates	May 9 and November 9, beginning November 9, 2025
Day Count Convention	30 / 360
Make-Whole Call	10 bps for any redemption prior to April 9, 2028
Par Call	On or after April 9, 2028 (one month prior to the maturity date)
Denominations	$2,000 and any integral multiple of $1,000 in excess thereof
CUSIP / ISIN	231021AY2 / US231021AY22

4.700% Senior Notes due 2031

Principal Amount	$700,000,000
Maturity Date	February 15, 2031
Benchmark Treasury	3.875% due April 30, 2030
Benchmark Treasury Price/Yield	99-28/ 3.903%
Spread to Benchmark Treasury	80 bps
Yield to Maturity	4.703%
Coupon	4.700%
Price to Public	99.963% of principal amount, plus accrued interest, if any, from May 9, 2025
Interest Payment Dates	February 15 and August 15, beginning February 15, 2026 (long first coupon)
Day Count Convention	30 / 360
Make-Whole Call	15 bps for any redemption prior to January 15, 2031
Par Call	On or after January 15, 2031 (one month prior to the maturity date)
Denominations	$2,000 and any integral multiple of $1,000 in excess thereof
CUSIP / ISIN	231021AZ9 / US231021AZ96

5.300% Senior Notes due 2035

Principal Amount	$1,000,000,000

Maturity Date	May 9, 2035
Benchmark Treasury	4.625% due February 15, 2035
Benchmark Treasury Price/Yield	102-14+/ 4.314%
Spread to Benchmark Treasury	100 bps
Yield to Maturity	5.314%
Coupon	5.300%
Price to Public	99.892% of principal amount, plus accrued interest, if any, from May 9, 2025
Interest Payment Dates	May 9 and November 9, beginning November 9, 2025
Day Count Convention	30 / 360
Make-Whole Call	15 bps for any redemption prior to February 9, 2035
Par Call	On or after February 9, 2035 (three months prior to the maturity date)
Denominations	$2,000 and any integral multiple of $1,000 in excess thereof
CUSIP / ISIN	231021BA3/ US231021BA37
* * *

Joint Book-Running Managers	BofA Securities, Inc.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
J.P. Morgan Securities LLC
Credit Agricole Securites (USA) Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
PNC Capital Markets LLC
Standard Chartered Bank
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers	ANZ Securities, Inc.
Loop Captial Markets LLC
Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.
Siebert Williams Shank & Co., LLC
UniCredit Capital Markets LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** It is expected that delivery of the notes will be made against payment therefor on or about May 9, 2025, which is the third business day following the Trade Date (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the first business day before the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by contacting (i) BofA Securities, Inc. toll-free at +1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, (ii) Citigroup Global Markets Inc. at 1-800-831-9146, (iii) ING Financial Markets LLC toll-free at +1-877-446-4930, (iv) HSBC Securities (USA) Inc. toll free at 1-866-811-8049 or (v) J.P. Morgan Securities LLC collect at +1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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